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                                                                      EXHIBIT 17
                                   AGREEMENT

              THIS AGREEMENT made as of the 30th day of June, 1997, by and between Pennzoil Company, a Delaware corporation (hereinafter called the "Company"), and Linda Condit (hereinafter called "Employee");

                              W I T N E S S E T H:

              WHEREAS, the Company desires to enter into an arrangement with the Employee to provide certain retirement benefits as additional compensation for past and future services rendered and to be rendered by Employee to the Company; and

              WHEREAS, Employee desires to enter into an arrangement with the Company to provide certain retirement benefits as additional compensation for past and future services rendered and to be rendered by Employee to the Company;

              NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, the parties hereto agree as follows:

              1. Change in Control: For purposes of this Agreement, a Change in Control of the Company shall conclusively be deemed to have occurred
(i) if the Board of Directors of the Company determines by resolution that a change in control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service and age prerequisites to benefits or otherwise has occurred, or (ii) upon the occurrence of an event specified for such purposes as a change in control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service and age
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prerequisites to benefits or otherwise, by resolution of the Board of Directors adopted not more than 60 days prior to the occurrence of such event. The Effective Date of a Change in Control shall be (x) in the case of such a Change in Control described as specified in clause (i) of the preceding sentence, the date (not more than 30 days prior to the date on which the Board of Directors makes the determination) the Board of Directors determines as the date on which the Change in Control has occurred, or (y) in the case of such a Change in Control determined as specified in clause (ii) of the preceding sentence, the date of occurrence of the event specified by the Board of Directors as constituting such Change in Control.

              2. Disability: For purposes of this Agreement, "Disability" shall have the meaning set forth in the Company's Supplemental Long Term Disability Plan.

              3.     Termination of Employment:

              (a) By the Company for Due Cause. If Employee is terminated by the Company for Due Cause, she shall be entitled to no benefits under this Agreement. The term "Due Cause" as used herein, shall mean (x) Employee has committed a willful serious act, such as embezzlement, against the Company intending to enrich herself at the expense of the Company or has been convicted of a felony involving moral turpitude or
       (y) Employee, in carrying out her duties hereunder, has been guilty of
       (i) willful, gross neglect or (ii) willful, gross misconduct resulting in either case in material harm to the Company; provided, in any event, Employee shall be given written notice by a majority of the Board of Directors of the Company that it intends to terminate the Employee's employment for Due Cause under this Paragraph 3(a), which notice shall specify the act, or acts, on the basis of which the majority




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       of the Board of Directors of the Company intends so to terminate
       Employee's employment, and Employee shall then be given the opportunity, within fifteen days of her receipt of such notice, to have a meeting with the Board of Directors of the Company to discuss such act, or acts. If the basis of such written notice is an act, or acts, other than an act, or acts, described in clause (i), above, the employee shall be given seven days after such meeting within which to cease, or correct, the performance (or nonperformance) giving rise to such written notice, and upon failure of Employee within such seven days to cease, or correct, such performance (or nonperformance), the Employee's employment by the Company shall automatically be terminated hereunder for Due Cause.

              (b) By Death or Disability. In the event of the Death of Employee or Disability while employed by the Company, Employee shall be entitled to receive supplemental retirement benefits provided in Paragraph 4.

              (c) Voluntarily By Employee. If Employee terminates her employment voluntarily and without Good Reason and prior to the Effective Date of a Change in Control, she shall be entitled to no benefits under this Agreement.

              (d) By Company Other Than For Due Cause. If Employee's employment with the Company is terminated by the Company for any reason other than as provided in Paragraph 3(a) hereof, the Company shall provide to Employee supplemental retirement benefits provided in Paragraph 4.

              (e) By Employee For Good Reason. If the Company: (i) demotes the Employee to a lesser position than she occupies as of the date of the Agreement; (ii) causes a material





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       change in the nature or scope of the authorities, powers, functions, duties, or responsibilities attached to the Employee's position as provided in clause (i); (iii) decreases the Employee's salary below the level provided as of the date of this Agreement or if greater the level provided at any subsequent date; or (iv) materially reduces the Employee's benefits under any employee benefit plan, program, or arrangement of the Company (other than a change that affects all employees similarly situated) from the level in effect upon the date of this Agreement, then, such action (or inaction) by the Company, unless consented to in writing by Employee, shall constitute a termination of Employee's employment by the Company pursuant to Paragraph 3(d).

              (f) Following Change In Control of the Company. If Employee's employment is terminated following a Change in Control of the Company for reasons other than Death, Disability or Due Cause, such termination shall be treated as a termination of employment by Company pursuant to Paragraph 3(d).

              (g) Effect on Agreement. Termination of employment shall not constitute termination of this Agreement.

              4. Retirement Benefits: The employee shall be entitled to supplemental retirement benefits, payable at such time or times as benefits are received under the Company's tax qualified defined benefit plan, determined as the excess of (i) the benefit to which she would have been entitled if her active service with the Company under the Company's tax qualified defined benefit plan and excess benefit arrangement between Employee and the Company, as in effect on the date hereof but taking into account any benefit improvements hereafter, had continued until age





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55, assuming that (x) her salary in effect on the date immediately prior to a
Change in Control, or if higher, that in effect at any later date, plus a 5% increase for each 12 months following termination of employment, had continued uninterrupted until age 55 and (y) that she received in each calendar year, including the calendar year of termination, a bonus equal to the greater of (A) her highest annual incentive bonus earned during the 12 months preceding termination of employment or (B) the highest annual incentive bonus earned by the Employee in the three-year period preceding a Change in Control over (ii) the benefit she actually receives from such tax qualified defined benefit plan and the excess benefit arrangement between Employee and the Company.

              5. No Offsets: The benefits provided under Paragraph 4 hereunder shall not be subject to an offset or reduction by reason of any benefits or payments made by or under any other Company plan, program, practice or arrangement or a plan, program, practice or arrangement maintained by any other employer or otherwise.

              6. Prohibition Against Assignment: The right of Employee to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way and any attempt at assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect.

              7. Binding Effect: This Agreement shall be binding upon and enure to the benefit of the Company, its successors and assigns, and Employee, her heirs, executors, administrators and legal representatives.

              8. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.





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              9.     Severability:  The invalidity or unenforceability of any
provision hereof shall in no way affect the validity or enforceability of any other provision.

              10. Amendment or Termination: This Agreement may be amended only by mutual consent of the parties hereto evidenced in writing.

              IN WITNESS WHEREOF, the parties have executed this Agreement (in multiple copies).


                                           PENNZOIL COMPANY


     /s/ Linda F. Condit                  By     /s/ James W. Shaddix
------------------------------------         ----------------------------------
Linda F. Condit                                 James W. Shaddix
                                                General Counsel





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